Exhibit 14.2

CHARTER COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Buhrmann NV

This Charter was adopted for the first time in the Supervisory Board meeting of 10 March 2003 and amended in the Supervisory Board meeting of 10 December 2004.

0.             INTRODUCTION

0.1           This Charter has been drawn up by the Supervisory Board pursuant to clause 5 of the By-Laws of the Supervisory Board.

0.2           The Compensation, Nominating and Corporate Governance Committee (“the CNCG Committee”) is a standing committee of the Supervisory Board.

0.3           Certain capitalised or uncapitalised terms used but not defined in this Charter have the meanings given to them in the By-Laws of the Supervisory Board and the List of Definitions attached to these By-Laws as Annex 1.

1.             COMPOSITION

1.1           The CNCG Committee shall consist of at least three members and each member of the CNCG Committee shall also be a Supervisory Board member. All members of the CNCG Committee shall be independent within the meaning of clause 1.4 of the By-Laws of the Supervisory Board, with the exception of no more than one member.(1) No more than one member of the CNCG Committee shall be a member of the Executive Board of another Dutch listed company.(2)

1.2           The members of the CNCG Committee shall be appointed by the Supervisory Board.

1.3           Members of the CNCG Committee shall serve until the earlier of:

(a) the termination of their membership of the Supervisory Board;

(b) the termination of their membership of the CNCG Committee at any time by the Supervisory Board; or

(c) their resignation from the CNCG Committee.

1.4           The Supervisory Board shall appoint one of the members of the CNCG Committee as chairman of the CNCG Committee. As a main rule, the CNCG Committee shall be chaired by the Chairman of the Supervisory Board. However, if the Supervisory Board should appoint another member of the CNCG Committee as chairman, this person shall not be a former Executive Board member, or a Supervisory Board member who is a member of the executive board of another listed company.(3)

1.5           The CNCG Committee shall be delegated authority by the Supervisory Board only with respect to issues specifically specified in this Charter or required by law and applicable listing rules and on any other issues as the Supervisory Board may specifically decide from time to time. The CNCG Committee may only exercise such powers as are explicitly attributed or delegated to it by the Supervisory Board and may never exercise powers beyond those exercisable by the Supervisory Board as a whole.

(1)  Dutch Corporate Governance Code, best practice provision III.5.1.

(2)  Dutch Corporate Governance Code, best practice provision III.5.12.

(3)  Dutch Corporate Governance Code, best practice provision III.5.11

1.6.1        The Company Secretary shall act as secretary to the CNCG Committee. The Company Secretary may delegate his duties, or parts thereof, under this Charter, to a deputy appointed by him in consultation with the chairman of the CNCG Committee.

2.             AUTHORITY

The CNCG Committee reports to the Supervisory Board and has unrestricted access and authorisation to obtain assistance from the Company’s staff to accomplish its purpose. In addition, the CNCG Committee has the discretion to employ whatever advisors and consultants it deems necessary for the fulfilment of its duties. The Company shall provide appropriate funding as determined by the CNCG Committee for the payment of any costs involved.

3.             DUTIES AND RESPONSIBILITIES

The CNCG Committee shall have the following duties:

3.1           Compensation

(a)     drafting proposals to the Supervisory Board for the remuneration policy to be pursued for the Executive Board members, which policy, as well as any material changes thereto, shall be submitted to the General Meeting of Shareholders for adoption; (4)

(b) drafting proposals for the remuneration of the individual Executive Board members; such proposals shall, in any event, deal with: (5)

(i)   the remuneration structure; and

(ii)  the amount of the fixed remuneration, shares and/or options to be granted and/or other variable remuneration components, pension rights, redundancy pay and other forms of compensation awarded, as well as the performance criteria and their application, and, if there are reasons therefore, to make proposals for changes or additions to the remuneration of individual Executive Board members, which remuneration and possible changes and/or additions shall be submitted for adoption to the Supervisory Board (without prejudice to the power of the Supervisory Board to delegate the final adoption to the CNCG Committee, within the framework set by the Supervisory Board);

(4)  Dutch Corporate Governance Code, Principle II.2 (4th section) and best practice provision III.5.10, paragraph a; see also Section 2:135 of the Dutch Civil Code.

(5)  Dutch Corporate Governance Code, best practice provision III.5.10, paragraph b.

(c)  to prepare the Remuneration Report referred to in clause 12.1 of the By-Laws of the Supervisory Board; (6)

(d)    to make proposals to the Supervisory Board for the remuneration of the individual Supervisory Board members, which remuneration will be submitted to the General Meeting of Shareholders for adoption;

(e)  to review and supervise at least once a year the compensation structure of the Company’s top management; and

(f)  to review and approve any scheme for remunerating the Company’s executives that is based on shares, such as the Company’s share option plan, and recommend any changes thereto.

3.2           Selection and appointment

(a)  to draft selection criteria and appointment procedures for Supervisory Board members and Executive Board members;(7)

(b)  to assess at least once a year the size and composition of the Supervisory Board and the Executive Board, and to make proposals for the Supervisory Board Profile;(8)

(c)  to assess at least once a year the functioning of individual Supervisory Board members and Executive Board members, and report their findings to the Supervisory Board;(9)

(d)  to make proposals for (re-)appointments of Supervisory Board members and Executive Board members; (10)

(e)  to review at least once a year the succession plan of the Company’s top management including the members of the Executive Board

(f)  to supervise the policy of the Executive Board on the selection criteria and appointment procedures for senior management;(11)

(g)  to advise the Supervisory Board on the acceptance by an Executive Board member of the membership of the supervisory board of a listed company; and

(6)  Dutch Corporate Governance Code, best practice provision III.5.10, paragraph c.

(7)  Dutch Corporate Governance Code, best practice provision III.5.13, part a.

(8)  Dutch Corporate Governance Code, best practice provision III.5.13, part b.

(9)  Dutch Corporate Governance Code, best practice provision III.5.13, part c.

(10)  Dutch Corporate Governance Code, best practice provision III.5.13, part d.

(11)  Dutch Corporate Governance Code, best practice provision III.5.13, part e.

(h) to advise the Supervisory Board concerning any conflicts of interest that may arise in the acceptance by Supervisory Board members of additional positions;

(i) to review and supervise at least once a year the evaluation process of the Company’s top management; and

(j) to review the composition of the Committees of the Supervisory Board from time to time and to recommend appointments to these Committees.

3.3           Corporate Governance

to review the corporate governance structure of the Company from time to time, also in the light of any changes in relevant applicable regulations such as the Dutch Corporate Governance Code and any EU or foreign regulations and to recommend any changes to such corporate governance structure, including such documents as the By-Laws of the Supervisory Board, the By-Laws of the Executive Board and the Charters of the Committees of the Supervisory Board.

3.4           When exercising its duties regarding the composition of the Supervisory Board as listed in clause 3.2 under (a) through (j) of this Charter, the CNCG Committee shall observe the criteria on the composition of the Supervisory Board as laid down in clause 1 of the By-Laws of the Supervisory Board.

4.             MEETINGS

4.1           The CNCG Committee shall meet as often as deemed necessary for the proper functioning of the CNCG Committee. The CNCG Committee shall meet at least twice a year. Meetings shall be scheduled annually as much as possible in advance. The CNCG Committee shall meet earlier if this is deemed necessary by the chairman of the CNCG Committee or by two other members of the CNCG Committee. In each meeting, at least a majority of the members of the CNCG Committee must be present, in person or by telephone, in order for an official, authorised act of the CNCG Committee to be taken.

4.2           Meetings of the CNCG Committee shall in principle be called by the Company Secretary in consultation with the chairman of the CNCG Committee. Save in urgent cases, to be determined by the chairman of the CNCG Committee, the agenda for a meeting, including any related documentation, shall be sent to all members of the CNCG Committee at least three calendar days before the meeting.

4.3           The CNCG Committee shall decide if and when the CEO should attend its meetings. The CEO shall not attend meetings of the CNCG Committee where his own remuneration is discussed. In addition, the director of the Human Resources department of the Company and/or independent experts may be invited to attend meetings of the CNCG Committee. Each Supervisory Board member may attend meetings of the CNCG Committee.

4.4           The Company Secretary will keep minutes of each meeting of the CNCG Committee. The minutes of each meeting shall be adopted by the CNCG Committee in its first meeting following the relevant meeting.

5.             REPORTING TO THE SUPERVISORY BOARD

5.1           The CNCG Committee must inform the Supervisory Board in a clear and timely manner about the way it has used delegated powers and of major developments in the area of its responsibilities.

5.2           The Supervisory Board shall receive from the CNCG Committee a report of its deliberations and findings.(12) This may be in the form of (draft-) minutes of the meetings of the CNCG Committee. The reports of the meetings of the CNCG Committee shall be circulated as soon as possible after the meeting among all Supervisory Board members.

5.3           Every Supervisory Board member shall have unrestricted access to all records of the CNCG Committee.

6.             AMENDMENT AND REVIEW OF CHARTER

This Charter may be amended at any time by the Supervisory Board and any such amendment shall be effective as of such date determined by the Supervisory Board. The CNCG Committee may review and reassess this Charter and submit any recommended amendments to the Supervisory Board for its consideration.

7.             MISCELLANEOUS

7.1           Clauses 25.3 to 25.6 inclusive of the By-Laws of the Supervisory Board shall apply by analogy to Chairman of the Supervisory Board referred to in these clauses is considered a power of the Supervisory Board or the Chairman of the Supervisory Board.

7.2           This Charter and the composition of the CNCG Committee shall be posted on the Company’s website. (13)

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(12)  Dutch Corporate Governance Code, best practice provision III.5.3.

(13)  Dutch Corporate Governance Code, best practice provision III.5.1.